Exhibit 99.1

NovaDel Reports Financial Results for First Quarter 2011

Bridgewater, NJ – May 16, 2011 - NovaDel Pharma Inc. (OTC BB: NVDL), a specialty pharmaceutical company that develops oral spray formulations of marketed pharmaceutical products, today reported financial results for its first quarter ended March 31, 2011.  As of March 31, 2011, NovaDel’s cash and cash equivalents were $2.1 million.

For the quarter ended March 31, 2011, revenue was $65,000 as compared to $129,000 for the quarter ended March 31, 2010.  Operating expenses for the period were $1.3 million, as compared to $1.4 million for the same period in 2010.  Loss from operations for the period was $1.2 million, as compared to $1.3 million for the same period in 2010.  Total other income (expense) for the period was an expense of $1.3 million, as compared to $0 for the same period in 2010.  For the quarter ended March 31, 2011, NovaDel reported a net loss of $2.6 million, or $0.03 per share, compared to a net loss of $1.3 million, or $0.01 per share for the quarter ended March 31, 2010.

About NovaDel Pharma

NovaDel Pharma Inc. is a specialty pharmaceutical company that develops oral spray formulations of marketed pharmaceutical products.  The Company’s patented oral spray drug delivery technology seeks to improve the efficacy, safety, patient compliance, and patient convenience for a broad range of prescription pharmaceuticals.  NovaDel has two marketed products that have been approved by the FDA:  NitroMist® for the treatment of angina, and Zolpimist™ for the treatment of insomnia.  NovaDel’s leading product candidate, Duromist™, is being developed for the treatment of erectile dysfunction.  The Company also has product candidates that target nausea, migraine headache and disorders of the central nervous system.  NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (OTC BB: NVDL), visit our website at www.novadel.com.

Forward-looking Statements:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the ability of third parties to commercialize the Company’s products, the successful completion of its clinical trials, including pilot pharmacokinetic feasibility studies, the successful completion of its preclinical studies, the ability to develop products (independently and through collaborative arrangements), the Company’s ability to obtain additional required financing to fund its development programs, the ability to commercialize and obtain FDA and other regulatory approvals for products under development, and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.

In addition, our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any of our products could materially impact the Company's actual results. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report on Form 10-K for the period ended December 31, 2010 filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.  We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Contacts:

Steven B. Ratoff
(908) 203-4640
Chairman and Chief Executive Officer
NovaDel Pharma Inc.
sratoff@novadel.com

NovaDel Pharma Inc.
Condensed Balance Sheets

	March 31, 2011	December 31, 2010
	(unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$2,081,000	$900,000
Receivables	—	744,000
Convertible preferred stock issuance costs	174,000	—
Prepaid expenses and other current assets	242,000	346,000
Total current assets	2,497,000	1,990,000

Property and equipment, net	195,000	221,000
Other assets	7,000	7,000

Total assets	$2,699,000	$2,218,000

Liabilities and stockholders’ deficiency
Current liabilities:
Accounts payable	$514,000	$356,000
Accrued expenses and other current liabilities	286,000	146,000
Convertible preferred stock (net of unamortized discount of $701,000)	—	—
Conversion feature liability	169,000	—
Derivative liability	1,588,000	611,000
Current portion of deferred revenue	3,259,000	3,259,000
Total current liabilities	5,816,000	4,372,000

Non-current portion of deferred revenue	3,625,000	3,689,000
Total liabilities	9,441,000	8,061,000

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $0.001 par value, 1,000,000 shares authorized, no shares recorded as stockholders’ equity	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized, 113,523,192 and 98,681,029 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	114,000	99,000
Additional paid-in capital	81,160,000	79,496,000
Accumulated deficit	(88,010,000)	(85,432,000)
Treasury stock, at cost, 3,012 shares	(6,000)	(6,000)
Total stockholders’ deficiency	(6,742,000)	(5,843,000)

Total liabilities and stockholders’ deficiency	$2,699,000	$2,218,000

NovaDel Pharma Inc.
Condensed Statements of Operations

 (Unaudited)

	Three Months’ Ended March 31,
	2011	2010
Revenue
License fees	$65,000	$66,000
Milestone fees	—	63,000
Total revenue	65,000	129,000

Operating expenses
Research and development	620,000	447,000
General and administrative	682,000	974,000
Total operating expenses	1,302,000	1,421,000

Loss from operations	(1,237,000)	(1,292,000)

Other income (expense):
Change in derivative liability	6,111,000	—
Change in fair value of conversion feature	821,000	—
Interest expense	(8,273,000)	—
Total other income (expense)	(1,341,000)	—

Net loss	$(2,578,000)	$(1,292,000)

Basic and diluted loss per common share	$(0.03)	$(0.01)

Weighted average common shares outstanding – basic and diluted	102,697,281	88,372,000